EXHIBIT 99.1

Liberator Medical Set to Join the Russell Global, Russell 3000 and Russell Microcap Indexes on June 27, According to a Preliminary List Posted on June 13

STUART, FL -- (Marketwired) -- 06/18/14 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH), a leading provider of direct-to-consumer medical products and supplies, today announced it has been selected to join the Russell Global, Russell 3000 and Russell Microcap Indexes when they are reconstituted on June 27, 2014, according to a preliminary list posted on June 13, 2014, on www.russell.com/indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $5.2 trillion in assets are benchmarked to the Russell Indexes. Russell calculates more than 700,000 benchmarks daily covering approximately 98 percent of the investable market globally, more than 80 countries and 10,000 securities.

"We are pleased with the selection of Liberator Medical for inclusion in the Russell Global, Russell 3000 and Russell Microcap Indexes," said Liberator Medical's CEO, Mark Libratore. "We expect that these listings will expose Liberator to a wider range of institutions and investors, which will allow us to broaden our shareholder base and the market for our shares."

About the Russell Indexes to which Liberator Medical Holdings, Inc. will be added:

Russell Global Index

Membership in the Russell Global Index, which remains in place for one year, means automatic inclusion in the appropriate large-cap, small-cap, all-cap indexes as well as the applicable style, sector and country indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

The Russell Global Index, which captures approximately 98% of investable securities globally, is reconstituted annually and all sub-indexes are recalibrated simultaneously to accurately measure current market realities for each market segment. These investment tools originated from Russell's multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

Russell launched the Russell Global Index in 2007, leveraging the popular methodology from its U.S. indexes. The broad-market Russell 3000® Index serves as the U.S. component to the Russell Global Index.

Russell 3000 Index

Annual reconstitution of Russell's U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Russell Microcap

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

About Russell:

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed multi-asset portfolios and services that include advice, investments and implementation. Russell stands with institutional investors, financial advisors and individuals working with their advisors -- using the firm's core capabilities that extend across capital market insights, manager research, portfolio construction, portfolio implementation and indexes to help each achieve their desired investment outcomes.

Russell has more than $259 billion in assets under management (as of 3/31/2014) and works with over 2,500 institutional clients, independent distribution partners and individual investors globally. As a consultant to some of the largest pools of capital in the world, Russell has $2.4 trillion in assets under advisement (as of 6/30/2013). It has four decades of experience researching and selecting investment managers and meets annually with more than 2,200 managers around the world. Russell traded more than $1.6 trillion in 2013 through its implementation services business. Russell also calculates approximately 700,000 benchmarks daily covering 98% of the investable market globally, including more than 80 countries and more than 10,000 securities. Approximately $5.2 trillion in assets are benchmarked (as of 12/31/2013) to the Russell Indexes, which have provided investors with 30 years of smarter beta.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions . Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

ld@littlebanc.com

www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released June 18, 2014